EXHIBIT 3.03D-2




                                FORM OF COMPETITIVE BID ACCEPTANCE
                                (Fixed Rate Competitive Borrowing)



                                                     [Date]{1}


Citibank, N.A., as Administrative Agent, for the Lenders party to the Credit
   Agreement referred to below
399 Park Avenue
New York, New York 10043


Attention:  ____________________


Ladies & Gentlemen:

        Reference is made to the Credit Agreement, dated as , 1996 (the 'CREDIT AGREEMENT'), among Northeast Utilities, The Connecticut Power and Light Company and Western Massachusetts Electric Company (collectively, the 'BORROWERS'), the Banks and Agents named therein, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
        We have received a summary of bids in connection with our Competitive Bid Request dated ___________, 19__ made by [NAME OF BORROWER] and in accordance with Section 3.03(iv) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal AmountCompetitive Margin           Lender

$                      [+/-.  %]

$

We hereby reject the following bids:

Principal AmountCompetitive Margin           Lender

$                      [+/-.  %]

$


        The $      should be deposited in Citibank, N.A. account number
[] on [date] [or] [wire transferred to [Name of Bank] account number
[] [other wire instructions] on [date]].


                                      Very truly yours,

                                      [NAME OF BORROWER]



                                      By________________________________
                                          Title:

               ''FOOTNOTES''
 {1 }To be received by the Administrative Agent not later than 10:15 a.m. (New York City time) on the day of a proposed Competitive Borrowing.

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